Scotiabank
The Bank of Nova Scotia
44 King Street West
Toronto, Ontario M5H 1H1



August 9, 1999



Foamex Canada Inc.
415 Evans Avenue
Etobicoke, Ontario
M8W 2T2

Attention:  Mr. John Gaw, Controller

Dear Sirs:

We confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank"), will make available to Foamex Canada Inc. (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on August 20, 1999.

This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

Yours very truly,



/s/  S. Keelty                               /s/  J. Gervais
S. Keelty                                    J. Gervais
Account Manager                              Vice President and Manager

The arrangements set out above and in the attached Terms and Conditions and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

FOAMEX CANADA INC.


By: /s/ John M. Gaw
    John M Gaw
Title: Controller


Date: August 15, 1999



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                                                                          Page 1

                              TERMS AND CONDITIONS

CREDIT NUMBER:  1                               AUTHORIZED AMOUNT:  $8,000,000
-------------------------------------------------------------------------------

TYPE

         Operating

PURPOSE

         General operating requirements

CURRENCY

         Canadian dollars with up to $2,000,000 available in U.S. dollars.

AVAILMENT

         The Borrower may avail the credit by way of Direct advances evidenced by a Grid Note and/or Bankers' Acceptances in Canadian dollars in multiples of $100,000 (subject to a minimum availment amount of $500,000 and having terms of maturity of 30 to 360 days without grace).

INTEREST RATE ON DIRECT ADVANCES

         The Bank's Prime Lending Rate from time to time, plus 3/4% per annum, payable monthly.

         The Bank's U.S. Dollar Base Rate in Canada, from time to time, plus 3/4% per annum with interest payable monthly.

BANKERS' ACCEPTANCE FEE

         The Bank's Commercial Bankers' Acceptance Fee, (subject to revision at any time), plus 1 1/4% per annum, subject to a minimum fee of $500 per availment, payable at the time of each acceptance.

REPAYMENT

         Advances are repayable on demand.

ADDITIONAL FACILITY

         Subject  to  availability   and  execution  of  mutually   satisfactory
         documentation the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms of up to one year.

         Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed $15,000,000 U.S. dollars or the equivalent thereof in other approved currencies.

GENERAL SECURITY, FEE, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

FEE

         Annual Renewal Fee $2,500 is payable by the Borrower.

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                                                                          Page 2

GENERAL SECURITY

         The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the
         Credits:

                  Bankers' Acceptance Agreement.

                  General  Security   Agreement  over  all  present  and  future
                  personal property with appropriate insurance coverage, loss if any, payable to the Bank.

GENERAL CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

                  Combined Operating loans, Bankers' Acceptances and Standby Letters of Credit are not to exceed 75% of good quality accounts receivable (excluding accounts over 90 days, offsets and inter-company accounts) plus 75% of finished goods inventory and 50% of work-in-process inventory. Advances against inventory are limited to $1,000,000.

                  The ratio of current assets to current liabilities is to be maintained at all times at 1.25:1.

                  The ratio of Debt (including deferred taxes) to Tangible Net Work (TNW) is not to exceed 2:1.

                  Tangible Net Worth (TNW) is to be maintained in excess of $8,500,000 at all times.

                  TNW is defined as the sum of share capital, earned and contributed surplus and postponed funds less (i) amounts due
                                                            ----
                  from officers/affiliates, excluding those amounts classified as current trade receivables under Generally Accepted Accounting Principles, (ii) investments in affiliates, and
                  (iii) intangible assets as defined by the Bank.

                  Without the Bank's prior written consent which shall not be unreasonably withheld:

                      Guarantees or other contingent liabilities in excess of $1,000,000 in the aggregate are not to be entered into and assets are not be to further encumbered.

                      No change in ownership is permitted.

                      No mergers, acquisitions or change in the Borrower's line of business are permitted.

                      The Bank acknowledges that mergers and reorganizations in conjunction with any company or companies controlled directly or indirectly by Foamex L.P. shall be permitted without the Bank's consent provided that any such merger or reorganization shall not adversely affect the Bank's security position and/or the financial condition of the Borrower. The Borrower shall give the Bank at least 21 business days advance notice in writing of any such merger or reorganization.

                      No redemption of preferred shares is permitted.

                      For ongoing Credit Risk management purposes, all operating accounts of the Borrower shall be maintained with the Bank as long as the Borrower has any operating line facilities with the Bank.
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                                                                          Page 3

GENERAL BORROWER REPORTING CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

                  Annual Audited Financial Statements within 120 days of the Borrower's fiscal year end, duly signed.

                  Annual Audited Financial Statements of Foamex L.P. within 120 days of the Company's fiscal year end, duly signed.

                  Quarterly  Interim  Financial   Statements  of  the  Borrower,
                  prepared in accordance with Canadian G.A.A.P., within 45 days of period end, duly signed.

                  A Statement of Security monthly, to include information on inventory, accounts receivable, accounts payable and outstanding cheques, within 20 days of period end, duly signed.

                  Aged Listing of Accounts Receivable upon request.


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                                                                          Page 4

                                   SCHEDULE A
                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS

Calculation and Payment of Interest

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 days year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loan/advances.

Interest on Overdue Interest

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

Calculation and Payment of Bankers' Acceptance Fee

4. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

Environment

5.       The Borrower agrees:

         (a) to comply with all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

         (b) to allow the Bank access during normal business hours to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower with respect to the Borrower's compliance with all applicable environmental laws and regulations;

         (c) to notify the Bank of any change in current, normal business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes which increases the environmental liability of the Borrower in any material manner;

         (d) to notify the Bank of any proposed material change in the use or occupation of the property of the Borrower prior to any change occurring;

         (e)      to  provide  the Bank  with  written  notice  within  ten (10)
                  business  days  of  the  Borrower  having   knowledge  of  any
                  environmental   problem  and  any   hazardous   materials   or
                  substances which may have a material adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank;
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                                                                          Page 5

         (f) to conduct all environmental remedial activities in compliance with applicable requirements of any federal, provincial, or any other governmental authority relating to the environment which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower receives from the Bank a written notification of the Borrower's failure to conduct such environmental remedial activities for thirty (30) days after receipt of such written notification from the Bank, then the Bank may perform such activities; and

         (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank.

         If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c),
         (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall give written notification to the Borrower of the Bank's decision concerning the adverse change, which shall take effect thirty (30) days after the Borrower's receipt of such written notification, if the Borrower has not initiated the activities necessary to correct the adverse change condition.

         If the Bank is required to incur expenses for compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

Periodic Review

6. The obligation of the Bank to make further advances or other accommodation available under any Credits of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition of the Borrower or any guarantor.

Evidence of Indebtedness

7. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

Acceleration

8.       (a)      All  indebtedness  and  liability  of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

         (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

                  (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

                  (ii) there is a breach by the Borrower or any guarantor of any other terms or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties;


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                                                                          Page 6

                  (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

                  (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;

                  (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

                  (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets except where permitted elsewhere in the commitment letter;

                  (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

                  (viii) any adverse change occurs in the financial condition of the Borrower or any guarantor.

                  (ix)     Any  adverse  change  occurs  in  the   environmental
                           condition of:

                            (A)  the Borrower or any  guarantor of the Borrower;
                                 or

                            (B)  any property, equipment,  or   business
                                 activities of the Borrower or any guarantor of the Borrower.

Costs

9. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.